Press Release
Marathon Oil Announces Leadership Changes
Mitch Little promoted to EVP, Operations; Pat Wagner named interim CFO

Monday, August 22, 2016
HOUSTON, Aug. 22, 2016 (GLOBE NEWSWIRE) -- Marathon Oil Corporation (NYSE: MRO) announced today that T. Mitch Little has been promoted to executive vice president, Operations, and will oversee the Resource Play and Conventional businesses.
Little, currently vice president, Conventional, has demonstrated strong leadership capabilities across a variety of large, complex businesses and has successfully taken on multi-faceted initiatives across the enterprise. Little previously served as managing director of Marathon Oil Norge AS and general manager, Worldwide Drilling and Completions. Having joined the Company in 1986, he also brings deep E&P knowledge via a number of engineering, subsurface and management positions across the Company's U.S. operations in Oklahoma, Wyoming, Louisiana and Alaska, as well as internationally in Equatorial Guinea, Gabon and Libya.
"Mitch brings proven leadership skills and significant technical experience to the new role of EVP of Operations at Marathon Oil, and has been integral to our ongoing transformation into a resource play focused E&P," said Lee Tillman, Marathon Oil president and CEO.
In conjunction with this change, Cathy Krajicek, currently vice president of Technology and Innovation, has accepted the role of vice president, Conventional. Bruce McCullough, currently vice president and chief information officer, has accepted the role of vice president, Technology and Innovation, and retains his role as chief information officer. Lance Robertson, vice president, Resource Plays, has elected to leave the Company to pursue other opportunities.
Unrelated to the organizational changes noted above, J.R. Sult, executive vice president and CFO, has elected to leave the Company for personal reasons following an appropriate transition period. Sult's departure is not related to any disagreement with the Company regarding financial disclosures, accounting or business matters.
Pat Wagner has been appointed interim chief financial officer while the Company conducts a search for a new CFO. Wagner, vice president of Corporate Development and Strategy, joined Marathon Oil in 2014. He has extensive financial and operational experience, including senior roles at QR Energy LP, Scotia Waterous, and Devon Energy Corp.
"Pat brings a solid balance of financial and operating skills to his role as interim CFO and will continue to support our ongoing focus on financial discipline during this transition," Tillman said.
"I want to sincerely thank J.R. and Lance for their substantial contributions to the Company over the years and wish them both well in their future endeavors."
All leadership changes are effective immediately.
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